Exhibit 99.26

Press Release

Contacts:

Media:	Terri Snow	Financial:	Steve Hildebrand
	Executive Director -		Chief Financial Officer
	Corporate Communications		(918) 669-2288
(918) 669-2743
tsnow@dtag.com

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS FOURTH
QUARTER AND FULL YEAR EARNINGS

2005 net income increases 14.9 percent; earnings per share up 13.9 percent

Tulsa, Oklahoma, February 9, 2006: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the fourth quarter and year ended December 31, 2005. Total revenue for the fourth quarter was a record $355.2 million, up 1.7 percent from the comparable 2004 quarter. Net income for the 2005 fourth quarter was $5.6 million, or $.21 per diluted share, compared to net income of $1.4 million, or $.05 per diluted share in the 2004 fourth quarter.

For the year ended December 31, 2005, the Company’s revenue was a record $1.5 billion, a 6.9 percent increase over the prior year. Net income was $58.4 million, or $2.21 per diluted share, compared to net income of $50.8 million, or $1.94 per diluted share in 2004, including the $.14 per share favorable cumulative effect of a change in accounting principle to adopt FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities.”

The fourth quarter revenue includes a 3.7 percent increase in vehicle rental revenue resulting from a 3.0 percent increase in rental days combined with a 0.7 percent increase in revenue per day. Vehicle leasing revenue declined due to fewer vehicles leased to franchisees resulting primarily from franchisee acquisitions, which was partially offset by higher lease rates.

DTG

Gary Paxton, President and Chief Executive Officer, said, “We were pleased with the results for the year and the fourth quarter. Our management team and employees demonstrated their ability to manage through an environment of competitive industry pricing, disruptions from hurricanes and the changing landscape of the Internet reservation channels and still grow revenues, net income and profit margins. We again demonstrated our expertise in efficiently managing our fleet resulting in strong vehicle utilization. In addition, we were able to capture used car market opportunities to lower vehicle costs. Our costs also improved as a result of a change in the vicarious liability laws which will benefit our industry going forward.”

Outlook

“We expect the vehicle rental industry to remain very competitive in 2006,” Paxton said. “Rising vehicle depreciation and associated interest costs in excess of general inflation will place added pressure on our industry to raise prices this year. We are planning for a 3 to 4 percent increase in revenue per day and a 5 to 6 percent increase in rental days in 2006 which combined would offset the expected increase in vehicle depreciation costs. Early 2006 pricing trends are positive and we are optimistic that we can achieve increases in revenue per day. We have also identified and implemented numerous cost saving initiatives which, along with lower costs resulting from changes in vicarious liability insurance laws, are expected to offset increased spending for information technology and marketing, higher vehicle interest expense and other inflationary cost increases. We will continue to pursue additional cost savings opportunities this year. Based on these factors, the Company estimates 2006 earnings per share in the range of $2.05 to $2.35.”

Web cast and conference call information

The Dollar Thrifty Automotive Group, Inc. fourth quarter/full year 2005 earnings conference call and live audio Web cast will be held on Thursday, February 9, 2006, at 10:00 a.m. (central time). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, dtag.com, or by dialing 888-390-5183 (domestic) or 630-395-0022 (international). The ID and pass code for the call is “Dollar Thrifty.” An audio replay of the conference call will be available through February 23, 2006, by calling 800-666-0520 (domestic) or 203-369-3705 (international). The ID and pass code for the replay is “Dollar Thrifty.” The replay will also be available via the corporate Web site for one year.

Annual Meeting of Stockholders

The Dollar Thrifty Automotive Group Annual Meeting of Stockholders will be held on May 18, 2006 at 11:00 a.m. (central time) at the Company’s worldwide headquarters in Tulsa.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada including operations at most major airports. The Company's more than 8,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit dtag.com.

DTG

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; access to reservation distribution channels; economic and competitive conditions in markets and countries where the companies' customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

	Three Months Ended		As % of
	December 31,		Total Revenues
	2005	2004	2005	2004

Revenues:
Vehicle rentals	$327,413	$315,649	92.2%	90.4%
Vehicle leasing	13,998	17,291	3.9%	5.0%
Fees and services	9,942	10,709	2.8%	3.1%
Other	3,880	5,537	1.1%	1.5%

Total revenues	355,233	349,186	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	200,939	192,971	56.6%	55.3%
Vehicle depreciation and lease charges, net	65,030	71,667	18.3%	20.5%
Selling, general and administrative	59,585	58,822	16.8%	16.8%
Interest expense, net	18,218	22,341	5.1%	6.4%

Total costs and expenses	343,772	345,801	96.8%	99.0%

Income before income taxes	11,461	3,385	3.2%	1.0%

Income tax expense	5,824	2,024	1.6%	0.6%

Net income	$5,637	$1,361	1.6%	0.4%

Earnings per share:
Basic	$0.22	$0.05
Diluted	$0.21	$0.05

Weighted average number
of shares outstanding:
Basic	25,178,649	24,841,352
Diluted	26,422,842	26,095,471

Table 1 (Continued)

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

	Year Ended		As % of
	December 31,		Total Revenues
	2005	2004	2005	2004

Revenues:
Vehicle rentals	$1,395,073	$1,276,023	91.6%	89.6%
Vehicle leasing	63,465	80,456	4.2%	5.7%
Fees and services	49,450	54,176	3.2%	3.8%
Other	14,467	13,325	1.0%	0.9%

Total revenues	1,522,455	1,423,980	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	832,089	735,451	54.7%	51.6%
Vehicle depreciation and lease charges, net	265,283	293,684	17.4%	20.6%
Selling, general and administrative	236,055	223,109	15.5%	15.7%
Interest expense, net	88,208	90,868	5.8%	6.4%

Total costs and expenses	1,421,635	1,343,112	93.4%	94.3%

Income before income taxes	100,820	80,868	6.6%	5.7%

Income tax expense	42,467	33,808	2.8%	2.4%

Income before cumulative effect of a change in accounting principle	58,353	47,060	3.8%	3.3%

Cumulative effect of a change in accounting principle	-	3,730	0.0%	0.3%

Net income	$58,353	$50,790	3.8%	3.6%

Basic earnings per share: (1)
Income before cumulative effect of a change in accounting principle	$2.32	$1.89
Cumulative effect of a change in accounting principle	-	0.15

Net income	$2.32	$2.04

Diluted earnings per share: (1)
Income before cumulative effect of a change in accounting principle	$2.21	$1.79
Cumulative effect of a change in accounting principle	-	0.14

Net income	$2.21	$1.94

Weighted average number
of shares outstanding:
Basic	25,120,617	24,947,791
Diluted	26,405,470	26,222,785

(1)	Since basic and diluted earnings per share are computed independently for each period and category, total per share amounts may not equal the sum of the respective categories.

Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three Months Ended		Year Ended
	December 31, 2005		December 31, 2005

OPERATING DATA:
Vehicle Rental Data: (includes new stores)

Average number of vehicles operated	104,739		113,002
% change from prior year	3.8%		10.6%
Number of rental days	8,002,179		34,909,560
% change from prior year	3.0%		9.7%
Vehicle utilization	83.0%		84.6%
Percentage points change from prior year	(0.7) p.p.		(0.5) p.p.
Average revenue per day	$40.92		$39.96
% change from prior year	0.7%		(0.3%	)
Monthly average revenue per vehicle	$1,042		$1,029
% change from prior year	(0.1%	)	(1.2%	)

Same Store Vehicle Rental Data: (excludes new stores)

Average number of vehicles operated	101,057		105,079
% change from prior year	0.1%		2.9%
Number of rental days	7,729,473		32,392,998
% change from prior year	(0.5%	)	1.8%

Vehicle Leasing Data:

Average number of vehicles leased	10,313		12,269
% change from prior year	(30.3%	)	(30.0%	)
Monthly average revenue per vehicle	$452		$431
% change from prior year	15.9%		12.5%

FINANCIAL DATA: (in millions) (unaudited)
Non-vehicle depreciation and amortization	$ 7		$ 27
Non-vehicle capital expenditures (excludes acquisitions)	9		32
Franchise acquisitions	1		5
Cash refund of income taxes	(1)		(1)

Selected Balance Sheet Data
(In millions)

	December 31,
	2005	2004

	(Unaudited)

Cash and cash equivalents	$274	$204
Restricted cash and investments	785	455
Revenue-earning vehicles, net	2,215	2,268

Total debt (all vehicle debt)	2,725	2,500
Stockholders' equity	685	603